Exhibit 10.1

May 29, 2013

Via Personal Hand Delivery and Facsimile

Scott A. Caldwell

6596 Masters Drive

Reno, Nevada 89511

Re:	Separation and Settlement Agreement

Dear Scott:

This Separation and Settlement Agreement (the “Agreement”) will confirm our mutual understanding and agreements regarding your separation, individually and collectively, from Allied Nevada Gold Corp. (“Employer”) and its subsidiaries and affiliates (collectively, with Employer the “Company”). This Agreement is being executed to confirm the termination of that certain employment agreement between you and Employer dated as of January 11, 2008 (the “Employment Agreement”) by mutual agreement.

In order to effectuate a smooth transition and separation of your employment by Employer, for good and valuable consideration, the sufficiency of which is hereby agreed to and acknowledged, you and Employer hereby agree as follows:

1. Termination of Employment. Pursuant to the mutual agreement of you and Employer, your employment by Employer shall be deemed to be terminated effective as of April 2, 2013 (the “Termination Date”) and all related notice rights are hereby waived. As of the Termination Date, you will be deemed to have ceased employment with and to no longer hold any positions as an officer or director with the Company (other than as a director of Employer until its Annual Meeting of Stockholders on May 2, 2013 where you were not re-elected), including without limitation all subsidiaries and affiliates.

2. Final Compensation.

(a) As soon as administratively practicable after the Termination Date, as required by applicable law, Employer shall pay you all accrued but unpaid wages, any earned but unused vacation days, subject to standard payroll deductions and withholdings, and any previously unreimbursed business expenses incurred on behalf of the Company, subject to the presentation of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices. Any personal advances due to outstanding business-related expenses will be deducted from the cash amounts otherwise due to you hereunder.

(b) Provided that you have not exercised the right of revocation set forth in Section 9(c) of this Agreement, promptly after the 10th day after you have executed this Agreement (but no later than June 15, 2013), Employer shall pay to you in a lump sum $1,320,000, equal to two (2) times your annual base salary as of the Termination Date.

3. Full Payment. Notwithstanding anything to the contrary in Employment Agreement, you hereby acknowledge and agree that other than the benefits and awards set forth in the Employer’s Restricted Share Plan and in Sections 4 and 5 of this Agreement, the payments set forth in Section 2 this Agreement constitute full and complete satisfaction of any and all amounts due and owing to you as a result of your employment with Employer and the termination thereof and that you are not entitled to, and will not receive, any other benefits or awards other than those set forth in the Employer’s Restricted Share Plan and in Sections 4 and 5 of this Agreement.

4. Benefits.

(a) You and your dependents may make a timely election, effective as of the day after the Termination Date, to continue your group medical and dental coverage under Internal Revenue Code (the “Code”) section 4980B (“COBRA”) for a period of 18 months (or such longer period as may be required by COBRA) at the expense of Employer up to a maximum of $36,000, subject to appropriate withholdings and deductions.

(b) Your vested benefits in Employer’s qualified and non-qualified retirement plans will be paid to you in accordance with the terms of the applicable plan.

5. Outstanding Equity Awards.

(a) As of the date of this Agreement, pursuant to Restricted Share Right Grant Letter Agreements each dated as of March 10, 2010, February 25, 2011, February 23, 2012 and February 21, 2013 (the “Equity Award Agreements”), you hold (i) performance-based restricted stock units convertible into shares of common stock of Employer (“PSUs”) of which 94,595 PSUs are unvested, consisting of 76,059 PSUs that are eligible to vest within two (2) years following the Termination Date based upon the performance of the Company and compliance with the terms of this Agreement (“Eligible PSUs”) and 18,536 PSUs which are not eligible to vest within two (2) years following the Termination Date and are hereby forfeited and cancelled; and (ii) an aggregate of 65,769 time-based restricted stock units convertible into shares of common stock of Employer (“RSUs”), of which 47,233 RSUs are eligible to vest within two (2) years following the Termination Date based upon compliance with the terms of this Agreement (“Eligible RSUs”) and 18,536 RSUs which will not vest within two (2) years following the Termination Date and are hereby forfeited and cancelled. The Eligible PSUs and RSUs shall continue to vest in a manner consistent with and subject to the terms of the Employer’s Restricted Share Plan under which such awards were issued and subject the performance of the Company and compliance with the terms of this Agreement with respect to Eligible PSUs and compliance with the terms of this Agreement with respect to Eligible RSUs.

(b) Notwithstanding anything to the contrary in Section 5(a) hereof, in the event that you breach any of the terms or conditions of this Agreement, including without limitation, the post-employment covenants set forth in Section 10 hereof, then all then unvested PSUs and RSUs shall immediately and automatically be forfeited and cancelled.

6. Release. With the exception of any claim that the law precludes you from waiving by agreement, you irrevocably and unconditionally release, acquit and forever discharge Releasees (as hereinafter defined) from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which arise from any and all events occurring on or before the date of this Agreement and which arise or relate in any way to your employment by Employer, including without limitation, all claims arising from actions or inactions by any of the Releasees. To the extent applicable law may prohibit a waiver of claims under a particular statute, you acknowledge that you have no valid claim under the statute. You do not waive or release (i) any rights arising after the date of this Agreement; (ii) any obligations created by or arising out of this Agreement; (iii) your right to indemnification for all necessary expenditures or losses incurred by you in direct consequence of the discharge of your duties for Employer pursuant to applicable law or any relevant agreements or policies of Company; provided, however, that such right to indemnification shall be subject to all applicable limitations under applicable law and Employer’s constating documents and this Agreement shall not expand in any way your right to indemnification; or (iv) any claims that are related to your rights solely as a stockholder in Employer and arising after the date of this Agreement and where such rights as a stockholder are unrelated in any way to your prior employment by Employer or your actions as director of Employer. In consideration for the foregoing, the Company does hereby irrevocably and unconditionally release, acquit and forever discharge you, or your agents, representatives, heirs, or beneficiaries, from any and all claims, known or unknown, which the Company may have against you or your or your agents, representatives, heirs, or beneficiaries, and that arise in any way out of the Employment Agreement, your employment with Employer or serving as a member of Employer’s board of directors; provided, however, that for the avoidance of doubt, you acknowledge and agree that such release expressly excludes any claims involving willful and intentional misconduct or fraud.

(a) Additional Scope of Release. In addition, and not by way of limitation, to the broad and general release set forth above, you specifically acknowledge and agree that by executing this Agreement you are releasing any claims against Releasees for (i) disability discrimination in violation of the Americans with Disabilities Act of 1990 (“ADA”) (42 U.S.C. §§ 12101), (ii) any violation of the Civil Rights Act of 1964 (42 U.S.C. §§ 2000e, et. seq.)(“Title VII”), or the Equal Pay Act of 1963 (29 U.S.C. § 2006(d)), (iii) any claims under 42 U.S.C. Section 1981, (iv) claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), (v) any claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act (29 U.S.C. § 2601, et. seq.)(“FMLA”), the Worker Adjustment Retraining and Notification Act, Nevada Revised Statutes §§ 613.310 to 613.430 (Employment Discrimination, Harassment and Retaliation); Nevada Revised Statutes §§ 608.005 to 608.195 (Payment and Collection of Wages and Penalties); Nevada Revised Statutes §§ 618.005 to 618.936 (Nevada Occupational Safety and Health Act); Nevada Genetic Information and Testing Law; Nevada Labor Relations Laws; (vi) any claims under any state law, statute or ordinance, including state equal opportunities for employment laws and fair employment and housing laws, any claims arising under the Fair Labor Standards Act (29 U.S.C. § 201, et. seq.) and any similar state statute, any wage, hour, tip or bonus claims arising under any federal, state or local law, and (vii) any claim for retaliation, and any claims growing out of any legal restriction on Releasees’ right to terminate or constructively terminate its employees including, but not limited to, contract, tort, public policy or wrongful discharge, which arise from any and all events occurring on or before the date of this Agreement. This release shall also include claims for interference with contract and/or prospective economic advantage and claims relating to or arising from any right to purchase, or actual purchase of equity or debt interests in Employer; provided, however, that this release shall expressly exclude any of your rights relating to Eligible PSUs and Eligible RSUs.

(b) Waiver of Unknown Claims. You and the Company expressly waive all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows:

When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury … : (a) It does not discharge any of the other tortfeasors from liability for the injury … unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater[.]

This release includes, without limitation, all claims which you or the Company do not know or suspect to exist in your favor at the time you sign this Agreement.

(c) Affirmations. You affirm that you have reported all hours worked as of the date of this Agreement and have been paid, all compensation, including wages, overtime, bonuses, commissions, vacation pay, tips, penalties, fines, shares, stock options, and/or other benefits and compensation to which you may be entitled, other than the payments and benefits set forth in Sections 2(b) and 4 and the outstanding equity awards under Employer’s Restricted Share Plan set forth in Section 5 of this Agreement. You agree that the foregoing payment, along with any final wages paid to you, includes and exceeds all and other compensation due and payable to you through the Termination Date. You also affirm that you received all leave (paid or unpaid) to which you were entitled, and/or that you were not denied requested leave (paid or unpaid) to which you were entitled under the FMLA, the ADA, or any other applicable federal, state, or local leave statute or law. You further affirm that you have no known workplace injuries or occupational diseases for which you have not filed a claim for workers’ compensation benefits. Further, you affirm that all of Employer’s decisions regarding your pay and benefits through the Termination Date were not discriminatory based on age, disability, race, color, sex, religion, national origin, sexual orientation, Veteran status, or any other classification protected by law.

(d) Mistake of Fact. You and the Company expressly assume the risk of any mistake of fact in connection with the matters compromised herein or in regard to facts relating thereto which are now unknown. In this connection, you and the Company acknowledge and waive any provisions of law or statute which limit in any way the giving of a general release.

(e) Consideration. You recognize that the monies, benefits and treatment of equity awards set forth in this Agreement constitute consideration for this Release and you agree that you will not seek anything further from any Releasee; provided, however, that nothing herein shall prevent you from exercising your rights solely in your capacity as a stockholder of Employer for claims arising after the date of this Agreement and where such rights as a stockholder are unrelated in any way to your prior employment by Employer or your actions as director of Employer. You recognize that you are bound by this Agreement and that anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate, is also bound. This Agreement is made for the benefit of the Releasees, including the individuals and entities collectively described herein, as well as all who succeed to their rights and responsibilities, such as the successors and assigns of the corporate entities, and the heirs and executors of the estates of the individuals collectively referred to herein as Releasees.

(f) Definition of Releasee. As used in this Agreement, the term “Releasees” shall include the Company, including without limitation Employer, and each of the Company’s successors, assigns, heirs, agents, directors, board members, officers, employees, insurers, former employees, employee benefit plans and trusts, representatives, attorneys, parent or subsidiary entities, acquiring or acquired entities, related entities (and agents, directors, officers, employees, representatives and attorneys of such related entities), and all persons acting by, through, under or in concert with any of them.

7. No Claims and Covenant Not to Sue. You represent and warrant that you have not filed any complaints, claims, charges, appeals, or actions against Releasees with any state, federal, or local agency or court and that you will not do so at any time hereafter. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws, challenging the validity of this Agreement or participating in any investigation or proceeding conducted by such agency. With regard to the release of claims under the ADEA and the OWBPA, you may challenge the knowing and voluntary nature of this release as it extends to such age discrimination claims. However, you are hereby releasing and forever waiving any private right to sue and any claim for or right to receive damages, monies or other compensation that is granted or awarded by the EEOC, NLRB, or any other state, federal or local governmental or administrative agency.

8. Recitals; Legal Representation; and Voluntary Execution. You understand and agree that, you:

(a) have carefully read and fully understands all of the provisions of this Agreement;

(b) are, through this Agreement, releasing Employer and the other Releasees from any and all claims you may have against Employer and/or the other Releasees;

(c) are knowingly and voluntarily agreeing to all of the terms set forth in this Agreement, and knowingly and voluntarily intend to be legally bound by the same; and

(d) were advised and strongly encouraged in writing to consider the terms of this Agreement and to consult with an attorney of your choice prior to executing this Agreement and have had a reasonable period of time to consult with your attorney prior to executing this Agreement.

(e) You hereby acknowledge that you are entering into this Agreement voluntarily and, by your act of signing below, you agree to all of the terms and conditions of this Agreement and intend to be legally bound hereby. You further understand and agree that the terms of this Agreement were determined after negotiation, and as such, should not be strictly construed for or against any party.

(f) You understand that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived. You acknowledge that this release of claims is not requested in connection with an exit incentive program or other employment termination program offered to a group or class of employees within the meaning of OWBPA.

9. Acknowledgement of Your Rights to Consider and Revoke the Release. You understand, agree and acknowledge that:

(a) you have been advised and encouraged by Employer to have this Agreement reviewed by legal counsel of your own choosing and you have been given ample time to do so prior to signing this Agreement;

(b) you have been provided, or waived the right to have, at least twenty one (21) days to consider this Agreement and to decide whether to agree to the terms contained herein;

(c) you have the right to revoke the release set forth in Section 6 of this Agreement at any time during the seven (7) day period following the date on which you sign this Agreement (the “Revocation Period”) by giving written notice of such revocation to Stephen Jones, Executive Vice President and Chief Financial Officer, at 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, on or prior to the seventh day after the date you sign this Agreement and, if you exercise your right to revoke the Release, you will (i) forfeit your right to receive any of the payments hereunder, but (ii) retain all claims arising under your Employment Agreement.

(d) No payments other than those required pursuant to Section 2(a) hereof shall be paid to you until at least eight (8) days after you sign this Agreement and will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 9(c) hereof;

(e) Employer’s payments with respect to your COBRA premium provided herein will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 9(c) hereof, although you will retain all rights to elect COBRA coverage as provided under applicable law;

(f) the continued vesting of the awards granted pursuant to the Equity Award Agreements shall be effective only if you do not revoke the Release contained in this Agreement pursuant to Section 9(c) hereof; and

(g) by signing this Agreement, you represent that you fully understand the terms and conditions of this Agreement and you intend to be legally bound by them.

10. No Detriment or Disparagement.

(a) You shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to any of the Company, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations or (ii) make or intentionally cause or direct others to make any publication, oral, written or by implication, of a defamatory, disparaging or otherwise derogatory matter pertaining the Company, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations or to your employment relationship with Employer or its subsidiaries and affiliates and/or their business relations.

(b) Except as otherwise required by law, the Company agrees that, as a company, it will refrain from any publication, oral and/or written, of a defamatory, disparaging or of an untruthful nature pertaining to you or your employment with Employer and will provide notice to its officers and directors of its obligations under this Section 10(b) to refrain from any publication, oral and/or written, of a defamatory, disparaging or of an untruthful nature pertaining to you or your employment with Employer; provided, however, that you acknowledge and agree that actions by individual employees of the Company in their private and individual capacity and not on behalf of Employer which are inconsistent with this Section 10(b) will not amount to a breach of this Section 10(b) by the Company.

(c) If a breach or threatened breach of any covenant contained in this Section 10 occurs, the nonbreaching party shall be entitled, in addition to any other remedy available in law, to injunctive relief in order to prevent the irreparable harm that may occur if such breach is allowed to occur or continue to occur.

11. Post-Employment Covenants. You understand, acknowledge, agree and confirm that, your Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement with the Company, a copy of which is attached hereto as Exhibit A and is incorporated by reference herein, that such terms and those set forth in this Section 11 are reasonable and necessary to protect the Company’s rights and property, remains in full force and effect and sets forth your binding obligations and, in consideration for Employer’s execution of this Agreement and the offer of monies and other benefits to you hereunder, in addition to your obligations under your Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement and without limiting such agreement in any way, you further expressly acknowledge and agree to comply with each of the following covenants:

(a) Restrictive Covenants. The covenants set forth in Sections 6, 7 and 9 of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement set forth on Exhibit A are expressly incorporated by reference herein and made a part hereof. For the avoidance of doubt, the parties hereto acknowledge and agree that as of the date of this Agreement the Company is not engaging in the activities described in clauses (i) and (ii) of the second paragraph of Section 7 of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement set forth on Exhibit A in mineral districts outside of the State of Nevada.

(b) Trade Secrets. You shall continue to keep secret and retain in the strictest confidence, and shall not disclose, publish, disseminate, or otherwise reveal or use, for your benefit or others, any of the Company’s trade secrets, defined as information which: (i) derives economic value, actual or potential, from not being generally known to the public or readily ascertainable by other persons (outside the Company) who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

(c) Non-Solicitation of Certain Supervised Employees. Notwithstanding anything to the contrary in the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, for a period of two (2) years following the Termination Date, you will not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any employee of the Company, who was employed by the Company at any time during the final six (6) months of your employment with Employer; provided, however, that nothing herein shall restrict general solicitations of employment (or the subsequent employment) not specifically directed towards employees of the Company.

(d) Cooperation in Legal Matters. You agree that upon reasonable notice from the Company, you will make yourself available to the Company, and cooperate honestly and accurately with the Company, in connection with any proceedings before any court or agency, pertaining to any matter with respect to which you have knowledge or information as a result of your employment with Employer, including its subsidiaries and affiliates. The Company agrees, upon receipt of proper documentation, to reimburse you for reasonable costs that you incur in fulfilling this covenant.

(e) Covenant Application and Remedies. You acknowledge that the covenants of this Agreement, including without limitation the covenants incorporated by reference herein, specifically including those set forth in this Section 11, are reasonably necessary to protect the goodwill, trade secrets and other business interests of Employer and that they will cause you no undue hardship. You acknowledge that any breach of these covenants will cause the Company immediate irreparable harm for which injunctive relief would be necessary. Without limiting other possible remedies to the Company for the breach of the covenants set forth in this Section 11, including without limitation the covenants incorporated by reference herein, you agree that injunctive or other equitable relief shall be available to enforce these covenants, such relief to be without the necessity of the Company posting a bond. In the event you breach any of the covenants set forth in Sections 11(a) – (c), including without limitation the covenants incorporated by reference herein, Employer’s obligations to make payments or extend rights pursuant to the provisions of Sections 4 and 5 hereof shall be of no further force and effect and shall immediately cease and, notwithstanding any other provision to the contrary in this Agreement or any of the Equity Award Agreements, you shall immediately forfeit any rights with respect to future vesting of unvested Eligible PSUs and Eligible RSUs, which awards will immediately be cancelled and forfeited. These Section 11 covenants shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action of yours against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of these covenants. You further acknowledge that this Agreement does not diminish the effect of any other confidentiality covenants or agreements you previously may have made with the Company, including without limitation, Employer, and that the Company, including without limitation, the Employer, has the full right to enforce the provisions of all such covenants or agreements in addition to those contained in this Agreement.

12. Return of Property. Upon the Termination Date you shall promptly deliver to Employer all computers, computer equipment, credit cards, keys, manuals, notebooks and all confidential information and other data relating to the Company in your possession or custody or under your control belonging to or in any way relating to the business of the Company, or any of their respective customers and by your signature on this Agreement you hereby represent and warrant to the Company that all such property and information, including, without limitation, all files, records, documents, drawings, specifications, client lists, equipment, graphics, designs, and similar items, including any and all copies whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and have not and will not be removed from the premises of the Company by you or your agent(s). You further represent and warrant that you have returned all such files, records, documents, drawings, specifications, client lists, equipment, graphics, designs, and similar items, including any and all copies whether prepared by you or otherwise coming into your possession and that no such documents, files, or information are within your possession or control.

13. No Admission of Liability. Neither this Agreement nor compliance with this Agreement constitutes an admission by the Company, including without limitation, Employer, that any action taken with respect to you was wrongful, unlawful or in violation of any order, law, statute, local, state, or federal act, statute, constitution, common law or contract, and the Company, including without limitation, Employer, specifically denies any such wrongdoing or violation. You shall not state or imply the contrary to any person or entity.

14. Withholding. All payments being made to you under this Agreement will be subject to withholding for federal income taxes and, where applicable, to withholding for Social Security, Medicare, unemployment compensation and state, county and city taxes.

15. Tax Issues. You are hereby advised that the severance amount is likely to be considered taxable income and subject to disclosure to the appropriate taxing authorities. You are hereby advised that you should consult a tax expert with any relevant tax questions. You agree to pay federal or state taxes, if any, which are required by law to be paid with respect to the severance amounts and any other payments or benefits provided under this Agreement. You further agree to indemnify, defend and hold Releasees harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Releasees for any amounts claimed due on account of this Agreement.

16. Section 409A Compliance. With respect to any benefits provided under this Agreement that are subject to Section 409A of the Code (“Section 409A”), it is intended that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under

Section 409A. If any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Any provision that would cause this Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Additionally, if any payment is to be paid at some later time for purposes of Section 409A, the payment date shall be modified accordingly.

17. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the court will modify such provision to the minimum extent necessary to make such provision valid and enforceable or, if that is not possible, the court will strike such provision from this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the force, effect, and validity of the remaining provisions of this Agreement.

18. Amendment. This Agreement cannot be amended, modified, waived, discharged or terminated, except in a writing signed both by you and a duly authorized representative of the Company.

19. Entire Agreement. This Agreement, collectively with the your Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement with the Company, the Equity Award Agreements and the equity award plans pursuant to which such equity awards were granted, each of which is expressly incorporated by reference herein, contains the entire agreement between you and the Company with respect to the subject matter hereof and shall supersede all other prior and contemporaneous agreements and understandings with respect to such subject matter.

20. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic signature), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

21. Governing Law and Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to conflicts of laws provisions thereof. In any legal proceeding arising under this Agreement, venue shall be in Washoe County, Nevada, and you consent to personal jurisdiction in Nevada and Washoe County. The venue choice set forth herein shall not limit or restrict Employer’s right, at its sole discretion, to pursue the equitable, injunctive or specific performance remedies set forth in this Agreement in any jurisdiction or venue where you may be found or where a breach or threatened breach may have or has occurred.

22. Successors and Assigns. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. You expressly warrant that you have not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

23. Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the date sent), or by confirmed facsimile transmission or by electronic transmission, with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to Employer or the Company:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200,

Reno, Nevada 89521

Attn: President and CEO

Telephone Number: (775) 789-4455

Facsimile Number: (862) 345-5010

Email:

With a copy to:

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street, Suite 1700

Chicago, IL 60602

Attn: David S. Stone

Telephone Number: (312) 269-8411

Facsimile Number: (312) 578-1796

Email: dstone@ngelaw.com

If to Executive:

Scott A. Caldwell

6596 Masters Drive

Reno, Nevada 89511

With a copy to:

C. Thomas Burton, Jr., Esq.

Burton, Bartlett & Glogovac

50 West Liberty St., Suite 700

Reno, NV 89501

Email: tburton@bbg.net

Tel: 775.333.0400

Fax: 775.333.0412

[SIGNATURE PAGE FOLLOWS]

You may formally accept the terms of this Agreement by signing below on or after the Termination Date and returning it to me.

Very truly yours,

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
Its:	Executive Vice President & CFO

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND AND AGREE TO ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT SUCH TERMS AND CONDITIONS ARE REASONABLE AND ENFORCEABLE. I ALSO ACKNOWLEDGE THAT I HAVE SIGNED THIS AGREEMENT AS MY OWN FREE AND VOLUNTARY ACT, AND THAT I ACKNOWLEDGE THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT THAT I HAVE HAD THE OPPORTUNITY TO REVIEW WITH AN ATTORNEY AND I HAVE SIGNED THIS AGREEMENT ON OR AFTER MY TERMINATION DATE.

Agreed and accepted as of this 29 day of May, 2013.

/s/ Scott Caldwell
Scott Caldwell

EXHIBIT A

NONDISCLOSURE, NONCOMPETITION, NONSOLICITATION AND INVENTIONS AGREEMENT

EXHIBIT A

FORM OF EMPLOYEE NONDISCLOSURE, NONCOMPETITION

NONSOLICITATION AND INVENTIONS AGREEMENT

This Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (referred to as the “Agreement”) is entered into on             , 2008, by and between Allied Nevada Gold Corporation (referred to as the “Company”) and me.

I desire to be employed by the Company and the Company desires to employ me; however, as a condition of my employment, the Company requires that I agree to the terms of and execute this Agreement. I understand that if I do not agree to the terms of and execute this Agreement, the Company is unwilling to hire and/or retain me and pay me compensation for my employment.

Accordingly, I agree as follows:

1.	I understand that my employment with the Company is “at-will”, which means that I am not promised or guaranteed employment for any set period of time. Either the Company or I may terminate my employment at any time with or without cause without any advance notice. By signing this Agreement, the Company is not changing my “at will” status and is not promising or guaranteeing me employment for any set period of time.

2.	I have had a full and complete opportunity to read, consider, discuss and understand each provision of this Agreement.

3.	I understand that the Company requires me to sign this Agreement in order to protect its Proprietary Information (defined below) and its goodwill. I agree that the terms of this Agreement are fair and reasonable for the protection of the Company’s Proprietary Information and goodwill.

4.	The Company may transfer and/or reassign me and change my duties and responsibilities. I agree that such changes do not affect, alter or modify my obligations under this Agreement and that I will continue to be bound by this Agreement regardless of any such change.

5.	For purposes of this Agreement, “Proprietary Information” is defined as: Any and all trade secrets, confidential information and proprietary information owned by the Company, including but not limited to existing and contemplated services, programs, joint ventures, exploration programs, documentation and/or schematics; business, accounting and financial information and data; marketing plans and strategies; business proposals and communications; identities of existing investors; details of current mineral exploration land packages, technical reports/studies and associated technical data; and the identity of any persons or entities associated with or engaged as consultants, advisers, or agents.

6.

Prior to and during the course of my employment with the Company, I have been and will be exposed to, provided with, given access to the Company’s Proprietary Information. I have had and will have contacts with the Company’s customers, potential customers, vendors and distribution network. As a result, during and after my employment with the Company, regardless of the reason for termination of my employment with the Company, I will not to directly or indirectly, disclose or use for my own benefit or that of any other individual or entity any of the Company’s Proprietary

Information, whether or not such Proprietary Information was communicated to or otherwise learned of or acquired by me prior to or during my employment with the Company, except in the good faith performance of my obligations for the Company and in furtherance of the Company’s business. I understand, however, that I may disclose the Company’s Proprietary Information if I am required by law or a court of other governmental entity, but that I will notify the Company before I make any such disclosure and will cooperate fully with the Company in protecting such Proprietary Information.

7.	I understand that the Company invests substantial time, money and other resources in developing and maintaining the confidential nature of its Proprietary Information and in developing its goodwill and reputation. Accordingly, during my employment with the Company and for a period of one (1) years following termination of my employment with the Company, regardless of the reason for such termination, I will not directly or indirectly, alone or as an officer, director, partner, trustee, investor (except for an investment of not more than 5% in a publicly traded company or mutual fund), employee, consultant or owner of any company or business entity or for myself: (a) provide, sell, offer, solicit, attempt to sell, attempt to offer, attempt to solicit, or assist in any such efforts made by others, any products or services similar to those offered by the Company; (b) contact, solicit, or accept business with respect to products or services similar to the Company’s products or services from any individual or entity (i) who resides or has a principal place of business in the state of Nevada, USA (ii) when the Company is or was actively pursuing an exploration property or development project, or producing mine, as evidenced by outstanding proposals from the Company to the prospective property or project or producing mine owner at anytime during the one (1) year period preceding termination of my employment with the Company; and (c) prepare to provide, sell, offer, solicit, attempt to sell, attempt to offer, attempt to solicit, or assist in any such efforts made by others, any products or services similar to those offered by the Company, or to contact, solicit, or accept business with respect to products or services similar to the Company’s products or services from any individual or entity (i) who is a current property owner or Joint venture partner associated with the Company (ii) whom the Company is or was actively pursuing as a potential partner or a business relationship; as evidenced by outstanding written proposals from the Company to the prospective customer at anytime during the one (1) year period preceding termination of my employment with the Company.

These restrictions shall apply only in the state of Nevada or other mineral districts in which the Company (i) is engaging in business or actively pursuing an exploration, development or mining opportunity, as evidenced by outstanding proposals from the Company to the prospective partner or individual entity with whom the Company is pursuing a business relationship at the time of termination of my employment with the Company; or (ii) engaged in business or actively pursued a potential business partner or individual entity with whom the Company is pursuing a business relationship as evidenced by outstanding written proposals from the Company to the prospective business partner or individual entity with whom the Company is pursuing a business relationship at any time during the one (1) year preceding termination of my employment with the Company.

8.	I also understand that the Company invests substantial time, money and other resources in hiring educating and training employees and developing in its employees skills and knowledge specific to the Company and its business. Accordingly, for a period of one (1) year following termination of my employment with the Company, regardless of the reason for such termination, I will not hire, attempt to hire or solicit any individual who is an employee of the Company at the time of termination or was an employee of the Company at any time during the year preceding termination of my employment with the Company.

9.	All ideas, processes, discoveries, inventions, computer programs and software, improvements and suggestions, whether they be patentable or not, made, devised, conceived, developed or perfected by me alone or with any other person or persons during the term of my employment by the Company (whether pursuant to this Agreement or otherwise) or within six (6) months thereafter, which are in any way reasonably related to the products or apparatus of the Company, or components thereof, or modified for use by, developed or under development for, or pertaining to the business of the Company (including research and development) and any works of authorship, including but not limited to any and all reports, protocols, publications, software, systems and writing or compilations of data of every kind and description prepared or devised by my or under my direction while employed by the Company and which relate to or arise out of the actual and/or anticipated business activities of the Company (collectively referred to as “Developments”), will be the sole and exclusive property of the Company. To the extent that any Developments are not the property of the Company, I irrevocably assign all right, title and interest in such Developments to the Company.

I agree to promptly disclose all Developments to the Company, and, upon request, promptly take all reasonable actions and execute and deliver, without further consideration, such assignments and other good and sufficient instruments of transfer and conveyance, and all other such documents as, in the opinion of the Company, shall be effective to vest in the Company full title thereto, or to secure for the Company the full benefit thereof, including, without limitation, the execution of all documents and the doing of all acts necessary and proper to file, obtain, maintain and enforce patent applications, patents, copyrights and all other available forms of protection in the United States and all other countries of the world. To protect the Company in case I fail to do so, I hereby irrevocably appoint the Chief Executive Officer of the Company as my attorney-in-fact, empowered solely to execute in my name and deliver such documents.

10.	I agree that the restrictions in this Agreement, specifically including those in paragraphs 6, 7 and 8 above, are reasonable and necessary to protect the Company’s Proprietary Information and goodwill. I further acknowledge that the restrictions in this Agreement will not prevent me from engaging in work or from obtaining employment or making a living, other than as expressly set forth in this Agreement after termination of my employment with the Company.

11.	I acknowledge that I am free to enter into this Agreement and accept my employment assignment with the Company without violating any obligations to any other person or entity, and that I will not make any unauthorized use of the proprietary information of others in the course of the work assignment at the Company. I agree that following termination of my employment with the Company, I will make the terms of this Agreement known to any prospective employer if such employer is engaged in any business similar to or competitive with any product of the Company.

12.	If any provision of this Agreement is found to be invalid or unenforceable, it shall not affect the remaining provisions of this Agreement. Further, a court shall have the authority to reform and rewrite the “invalid or unenforceable” provision, so it will be valid and enforceable.

13.	Any prior service that I have had with a company or business which is acquired by, merged with, or otherwise becomes affiliated with the Company through joint venture or other corporate transaction will be deemed to be continuous employment by the Company for all purposes of this Agreement.

14.	The Company has the right to assign this Agreement to any company or entity which is related to, affiliated with or is a successor to the Company and all provisions of this Agreement shall inure to the benefits of and be enforceable by such related or affiliated company or entity, successor or assign. In the event that I am assigned by the Company to work for any other company or entity which is related or affiliated with the Company or which is a successor to the Company, I will continue to be bound by the terms of this Agreement, even if the Company does not assign this Agreement to such other company or entity.

15.	Neither the Company’s failure to enforce the terms of this Agreement on previous occasions, nor its failure to enforce another agreement similar to this with another employee, shall constitute a waiver of any term or provision in this Agreement. the Company must be free to use its own judgment as to when enforcement of its rights hereunder is appropriate.

16.	This Agreement shall be subject to the laws of the State of Nevada and any dispute arising herein will be heard in the appropriate state or federal court, as applicable, within this jurisdiction, except to the extent that the Company chooses to litigate or seek an injunction instead in the state or country in which I then reside or work.

17.	I acknowledge that full compliance with the terms of this Agreement is necessary to protect the business and goodwill of the Company and that a breach of this Agreement will irreparably and continually harm the Company, for which money damages may not be adequate. Consequently, I understand that, in the event I breach or threaten to breach any of these covenants, the Company will suffer irreparable harm, for which money damages alone will be an inadequate remedy. Thus, I agree that the Company shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm, in addition to all other remedies available to the Company. I also agree that in such event, I shall be bound by the restrictions set forth in this Agreement, specifically including those in paragraphs 6, 7 and 8 above, until a period of two (2) years has expired without a violation of such restrictions. Nothing in this Agreement, however, will be construed to prohibit the Company from also pursuing any other remedy, the Company and I having agreed that all remedies are cumulative.

18.	No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both the Company and me. No waiver shall be valid unless in writing and signed by the waiving party.

19.	No notice, consent or communication provided for in this Agreement shall be valid unless in writing and sent by certified mail, or delivered by hand or by courier, to the other party at that party’s last known address. Notices sent by fax or e-mail shall not be valid unless receipt is acknowledged by the recipient. All notices are considered given when received.

[Name of Employee]